                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement

     / / Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Section 240-14a.11(c) or Section
         240.a14-12

                              MORGAN PRODUCTS LTD.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           MR. DOUGLAS H. MACMILLAN
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

         2) Aggregate number of securities to which transactions applies:

            --------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1*

            --------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
       * Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

            --------------------------------------------------------------------

         2) Form, Schedule or Registration Statement no.:

            --------------------------------------------------------------------

         3) Filing Party:

            --------------------------------------------------------------------

         4) Date Filed:

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

                                     (ART)

                     75 TRI-STATE INTERNATIONAL, SUITE 222
                          LINCOLNSHIRE, ILLINOIS 60069
                                  708/317-2400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 1994

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Morgan Products Ltd. (the "Company") will be held at 9:00 A.M. local time at the Northbrook Hilton Allgauers, 2855 North Milwaukee, Northbrook, Illinois 60062 on Wednesday, May 18, 1994, for the following purposes:

          1. To elect six (6) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

          2. To consider and act upon a proposal to ratify the selection of Price Waterhouse as independent accountants for the fiscal year ending December 31, 1994.

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 21, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of those stockholders will be available for inspection at the Annual Meeting upon request of any stockholder.

     You are cordially invited to attend the Annual Meeting. Your vote is important. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail promptly the enclosed proxy, for which a return envelope is provided. If you do attend, you may revoke your proxy and vote your shares in person if you wish to do so.

                                          By Order of the Board of Directors,


                                          /s/ DOUGLAS H. MACMILLAN
Dated: March 25, 1994                     DOUGLAS H. MACMILLAN
Lincolnshire, Illinois                    Secretary

                              MORGAN PRODUCTS LTD.
             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 1994

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Morgan Products Ltd. (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the Northbrook Hilton Allgauers, 2855 North Milwaukee, Northbrook, Illinois 60062, on Wednesday, May 18, 1994, at 9:00 A.M. local time, or at any adjournment or postponement thereof. The Company's address is 75 Tri-State International, Suite 222, Lincolnshire, Illinois 60069, and its telephone number is (708) 317-2400. This Proxy Statement and the enclosed proxy will first be mailed to stockholders on or about March 29, 1994.

     Only holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on March 21, 1994 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 8,497,280 shares of Common Stock issued and outstanding, each of which is entitled to one vote. In addition, as of the Record Date, 2,386 shares of Common Stock were outstanding and held by the Company as treasury shares. There is no other class of voting securities issued and outstanding. The presence in person or by proxy of holders of a majority of the outstanding Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

     Assuming a quorum is present, a plurality of the votes of the shares of Common Stock present or represented by proxy at the Meeting is required for the election of any nominee or other person as a director and the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Meeting and entitled to vote is required for the ratification of the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1994.

     All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any such proxies do not contain voting instructions, the shares represented by such proxies will be voted (1) FOR the election of the nominees listed thereon, and (2) FOR the ratification of the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1994. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The Board of Directors does not know of any business to be brought before the Meeting other than as indicated in the Notice of Annual Meeting. If any other matters properly come before the Meeting, shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons acting thereunder.

     Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise upon the: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance of the Stockholder at the Meeting and a request for the return of the proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 1994, the number of shares of Common Stock owned beneficially, to the knowledge of the Company, by each beneficial owner of more than 5% of the Common Stock, by each director, by each named executive officer, and by all executive officers and directors of the Company as a group. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares indicated.

                                                                                     PERCENTAGE
                   NAME AND ADDRESS OF                      NUMBER                   OF COMMON
                    BENEFICIAL OWNER                       OF SHARES                   STOCK
- ---------------------------------------------------------  ---------                 ---------
Saugatuck Capital Company                                  2,511,817(1)(2)             28.8
  Limited Partnership
  One Canterbury Green
  Stamford, CT 06901
Laurel Partners                                            2,511,817(1)(2)             28.8
  One Canterbury Green
  Stamford, CT 06901
Frank J. Hawley, Jr.                                       2,511,817(1)(2)             28.8
  One Canterbury Green
  Stamford, CT 06901
Alexander H. Dunbar                                        2,513,817(1)(2)(3)          28.8
  One Canterbury Green
  Stamford, CT 06901
Norman W. Johnson                                          2,511,817(1)(2)             28.8
  One Canterbury Green
  Stamford, CT 06901
Owen S. Crihfield                                          2,511,817(1)(2)             28.8
  One Canterbury Green
  Stamford, CT 06901
Associated Banc-Corp                                         689,144(4)(5)              8.1
  112 North Adams Street
  P.O. Box 13307
  Green Bay, WI 54307
Allied-Signal Inc.                                           600,000(4)                 7.1
  101 Columbia Road
  P.O. Box 400
  Morristown, NJ 07962
State of Wisconsin                                           500,000(4)                 5.9
  Investment Board
  P.O. Box 7842
  Madison, WI 53707
Dimensional Fund Advisors Inc.                               490,900(4)(6)              5.8
  1299 Ocean Avenue
  Santa Monica, CA 90401
Arthur L. Knight, Jr.                                        221,666(7)(8)              2.5
  75 Tri-State International
  Suite 222
  Lincolnshire, IL 60069

                                                                                       PERCENTAGE
                                                                                        OF
                   NAME AND ADDRESS OF                      NUMBER                     COMMON
                    BENEFICIAL OWNER                       OF SHARES                   STOCK
- ---------------------------------------------------------  ---------                   ----
John S. Crowley                                                  333(9)                   *
  627 Round Hill Road
  Greenwich, CT 06831
Howard G. Haas                                                 3,233(10)                  *
  Suite 1275
  208 S. LaSalle Street
  Chicago, IL 60604
Donald N. Boyce                                                2,333(11)                  *
  630 Dundee Road
  Suite 400
  Northbrook, IL 60062
William R. Holland                                               833(12)                  *
  301 S. College Street
  2300 One First Union Center
  Charlotte, NC 28202
Joseph G. LaCroix                                             50,000(13)                  *
  303 Mulberry Drive
  Mechanicsburg, PA 17055
Donald E. Schlegel                                            46,666(13)                  *
  601 Oshkosh Street
  Oshkosh, WI 54902
Douglas H. MacMillan                                          43,333(14)                  *
  75 Tri-State International
  Suite 222
  Lincolnshire, IL 60069
Dennis C. Hood                                                33,300(15)                  *
  75 Tri-State International
  Suite 222
  Lincolnshire, IL 60069
All Directors and Executive Officers as a group (12
  persons)                                                 2,710,281(16)               30.5

- ---------------
  * Number equals less than one percent (1%) of outstanding shares of Common Stock.

 (1) This number includes an aggregate of 295,151 shares beneficially owned (as such term is defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by George T. Brophy, J. Phillipe Latreille, Robert L. Slagle, Dan S. Schriber, Donald C. Houghton and George E. Mangarelli, each a former employee of the Company, as to which Saugatuck Capital Company Limited Partnership ("Saugatuck") may be deemed to have shared power to vote or direct the voting of and shared power to dispose or direct the disposition of pursuant to the terms of a Stockholders Agreement (Restated) dated as of January 13, 1984, as amended (the "Stockholders Agreement"). This number also includes 216,666 shares beneficially owned by Arthur L. Knight, Jr. as to which Saugatuck may be deemed to have shared power to vote or direct the voting of and shared power to dispose or direct the disposition of pursuant to the terms of a Stockholders Agreement (Alternate Version) dated as of February 14, 1990. (See "Compensation Committee Interlocks and Insider Participation" Section for discussion of Stockholders Agreement - Change in Control).

 (2) Frank J. Hawley, Jr., Alexander H. Dunbar, Norman W. Johnson and Owen S. Crihfield are deemed to be the beneficial owners of these shares by virtue of their being general partners of Laurel Partners, the general partner of Saugatuck. In addition, Messrs. Hawley and Dunbar are officers and directors of the

     Company. Laurel Partners is deemed to be the beneficial owner of these shares by virtue of its being the general partner of Saugatuck.

 (3) This amount includes 2,000 shares of Common Stock as to which Mr. Dunbar has sole voting and investment power.

 (4) Based on information filed with the Securities and Exchange Commission.

 (5) Associated Banc-Corp and its wholly-owned subsidiary companies, Associated Bank, N.A. and Associated Trust Company, Inc. (collectively, "Associated Banc-Corp."), have sole voting power with respect to 664,344 of these shares, shared voting power with respect to 22,500 of these shares, sole dispositive power with respect to 641,144 of these shares and shared dispositive power with respect to 22,500 of these shares. 244,600 of these shares are beneficially owned by George T. Brophy, and Associated Banc-Corp has sole dispositive power over such shares pursuant to a revocable trust agreement.

 (6) Dimensional Fund Advisors Inc., and certain officers of certain related companies (DFA Investment Dimensions Group, Inc. and The Investment Trust Company) collectively have sole voting power and dispositive power of such shares.

 (7) This amount includes 216,666 shares of Common Stock as to which Mr. Knight has options to purchase which were granted pursuant to the Stock Option Plan (as defined herein) and which are currently exercisable. Also included are 5,000 shares of Common Stock as to which Mr. Knight has sole voting and investment power.

 (8) Saugatuck may be deemed to share voting and dispositive power with respect to certain of these shares as described in footnote (1) above.

 (9) This amount represents shares of Common Stock as to which Mr. Crowley has options to purchase which were granted pursuant to the Morgan Products Ltd. 1992 Non-employee Director Stock Option Plan (the "Director Plan") and which are currently exercisable.

(10) This amount includes 333 shares of Common Stock as to which Mr. Haas has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable. Also included are 2,900 shares of Common Stock as to which Mr. Haas has sole voting and investment power.

(11) This amount includes 333 shares of Common Stock as to which Mr. Boyce has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable. Also included are 2,000 shares of Common Stock as to which Mr. Boyce has sole voting and investment power.

(12) This amount includes 333 shares of Common Stock as to which Mr. Holland has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable. Also included are 500 shares of Common Stock as to which Mr. Holland has sole voting and investment power.

(13) This amount represents shares of Common Stock as to which the individual has options to purchase which were granted pursuant to the Stock Option Plan (as defined herein) and which are currently exercisable.

(14) This amount includes 38,333 shares of Common Stock as to which Mr. MacMillan has options to purchase which were granted pursuant to the Stock Option Plan (as defined herein) and which are currently exercisable. Also included are 5,000 shares of Common Stock as to which Mr. MacMillan has sole voting and investment power.

(15) This amount includes 30,500 shares of Common Stock as to which Mr. Hood has options to purchase which were granted pursuant to the Stock Option Plan (as defined herein) and which are currently exercisable. Also included are 2,800 shares of Common Stock as to which Mr. Hood has sole voting and investment power.

(16) This amount includes an aggregate of 2,511,817 shares beneficially owned by Saugatuck and Laurel Partners of which Messrs. Hawley and Dunbar are both beneficial owners. See footnotes (1) and (2) above. This amount also includes the aggregate amount of 394,830 shares of Common Stock as to which all executive officers and directors as a group have options to purchase which were granted to them pursuant to the Stock Option Plan and which are currently exercisable.

                            1. ELECTION OF DIRECTORS

     The Board of Directors has nominated six (6) persons for election as directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. It is intended that the accompanying form of proxy will be voted for the following persons, all of whom are presently directors of the Company and have agreed to serve if elected. If, prior to the Meeting, any nominee becomes unable to serve, the shares represented by all properly executed proxies will be voted for such additional person as may be recommended by the Board of Directors.

     The following table sets forth information about the nominees for election.

                                        POSITION WITH THE                    PRINCIPAL                     DIRECTOR
            NAME              AGE            COMPANY                         OCCUPATION                      SINCE
- ----------------------------  ---     ----------------------    ------------------------------------    ---------------
Frank J. Hawley, Jr. .......   66     Chairman of the Board;    Managing Partner of Laurel Partners,     December, 1983
                                      Director                  which is the general partner of
                                                                Saugatuck; Managing Partner of
                                                                Bedford Partners, which is the
                                                                general partner of Saugatuck Capital
                                                                Company Limited Partnership II
                                                                ("Saugatuck II"); Managing Director
                                                                and principal stockholder of
                                                                Saugatuck Associates, Inc.
                                                                ("Saugatuck Associates"), a risk
                                                                capital management firm which
                                                                provides investment advice and
                                                                assistance to Saugatuck and
                                                                Saugatuck II.

Arthur L. Knight, Jr. ......   56     President and Chief       President and Chief Executive            December, 1988
                                      Executive Officer;        Officer of the Company since 1988;
                                      Director                  from 1982 to 1986 he was president
                                                                and a director of John Crane
                                                                Houdaille, Inc., a manufacturer of
                                                                engineered sealing devices, and from
                                                                1986 to November, 1988 he was
                                                                president, chief executive officer
                                                                and a director of such company.

John S. Crowley.............   70     Director                  Managing Director of Saugatuck           November, 1986
                                                                Associates; from 1983 to 1987 he was
                                                                the organizer and general partner of
                                                                Round Hill Associates, a private
                                                                investment fund engaged in
                                                                management buyouts, and president of
                                                                Round Hill Associates Management
                                                                Company; Mr. Crowley is a director
                                                                of General Housewares Corporation.

Alexander H. Dunbar.........   70     Assistant Secretary;      Partner of Laurel Partners and           December, 1983
                                      Director                  partner of Bedford Partners;
                                                                Managing Director of Saugatuck
                                                                Associates.

Howard G. Haas..............   69     Director                  Chairman of Howard G. Haas              September, 1987
                                                                Associates, a consulting firm; from
                                                                1967 to 1986 Mr. Haas was the
                                                                president and chief executive
                                                                officer of Sealy Incorporated; Mr.
                                                                Haas is also a member of the faculty
                                                                of the Graduate School of Business
                                                                at the University of Chicago.

William R. Holland..........   55     Director                  Chairman of the Board and Chief              July, 1991
                                                                Executive Officer of United Dominion
                                                                Industries, a manufacturing,
                                                                construction and engineering company
                                                                since 1987; prior to 1987 he served
                                                                in various senior executive
                                                                positions with such company.

     Mr. Donald N. Boyce has informed the Board that he does not wish to be considered for nomination as a director in 1994. Mr. Boyce had served as a Director since May, 1989.

     There are no family relationships between any of the above directors or between any director and executive officer of the Company.

     During the year ended December 31, 1993, the Board of Directors held five meetings (exclusive of consents executed in lieu of meetings). The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. All directors receive reimbursement for all expenses incurred in connection with attendance at Board meetings and all directors, other than Messrs. Hawley, Knight and Dunbar, receive a fee of $1,500 per meeting of the Board, $1,500 per Committee meeting and a retainer of $3,000 per quarter.

     In addition, each individual serving on the Board of Directors who is not an employee of the Company or a beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 20% of the issued and outstanding Common Stock (a "Non-employee Director") is automatically granted an option to purchase 1,000 shares of Common Stock upon such person's election and each re-election to the Board of Directors. During 1993 four Non-employee Directors (Messrs. Crowley, Haas, Boyce and Holland) each received a grant of options for the purchase of 1,000 shares of Common Stock pursuant to the Morgan Products Ltd. 1992 Non-employee Director Stock Option Plan (the "Director Plan").

     Each grant under the Director Plan permits the holder to purchase from the Company 1,000 shares of Common Stock at the fair market value of such shares on the date the option was granted. Such options vest beginning one year from the date of grant in equal amounts over the next three years. In the event that a person granted options under the Director Plan ceases to be a director for any reason other than death or disability or in connection with a Change of Control, each option not vested as of the effective date of termination as a director shall, to the extent not so vested, be forfeited and revert back to the Company.

     The Audit Committee consists of Messrs. Crowley, Haas, Boyce and Holland. The Audit Committee held two meetings during 1993. The Audit Committee's functions include the recommendation of a firm to be employed by the Company as its independent auditors, consultation with the auditors with respect to the plan of audit, review with such auditors of their report of audit, consultation with such auditors regarding the adequacy of internal controls, the direct monitoring of the Company's accounting practices and system of internal controls, and other related functions.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Hawley, Dunbar and Boyce. Messrs. Hawley and Dunbar are officers of the Company and may be considered employees of the Company. However, neither individual receives compensation for their services as a director, officer or employee. Mr. Boyce is not a former or current officer or employee of the Company or any of its subsidiaries.

     The Company pays Saugatuck Associates, an affiliate of Saugatuck, of which Messrs. Hawley and Dunbar are the sole stockholders and, together with Mr. Crowley, are executive officers, an annual fee of $125,000 under a consulting and management assistance agreement dated as of January 13, 1984 pursuant to which Saugatuck Associates provides strategic planning, management and financial services to the Company. The initial term of such agreement was for a period of five years ending January 13, 1989. On January 13, 1994, the term of such agreement automatically renewed for an additional one-year term. The agreement will continue to be automatically renewed for an unlimited number of successive one-year terms unless either party notifies the other in writing of its desire not to renew the agreement at least sixty days prior to the expiration of the initial term or of any renewal term. No such notification has been given by either party.

     The Company is party to a Stockholders Agreement (Restated) dated as of January 13, 1984, as amended (the "Stockholders Agreement"), among the Company, Saugatuck and certain former management and employee stockholders. The Stockholders Agreement provides that in the event that Saugatuck proposes to sell all of the shares of any class of stock of the Company owned by Saugatuck to an unaffiliated entity or to an affiliate (as defined therein) in a bona fide arm's length transaction, Saugatuck may obligate the stockholders who are parties to the Stockholders Agreement to sell all, or a stated percentage of all, shares of such class of stock owned by such stockholders on the same terms as Saugatuck. Such stockholders also agree to vote their shares of Common Stock with Saugatuck in the event of a proposed consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company to another person or entity, where such transaction is to or with an unaffiliated entity or an affiliate in a bona fide arm's length transaction.

     Pursuant to the terms of a Stockholders Agreement (Alternate Version) dated as of February 14, 1990 by and among the Company, Saugatuck and Arthur L. Knight, Jr., Mr. Knight has agreed to the same restrictions as are set forth in the Stockholders Agreement on all shares of Common Stock to be issued to him upon the exercise of his outstanding options pursuant to the Stock Option Plan.

                         COMPENSATION COMMITTEE REPORT

Function and Overall Policy

     The Compensation Committee of the Board of Directors ("the Committee") oversees the general compensation policies of the Company, establishes compensation plans and specific compensation levels for executive officers and administers the Executive Performance Incentive Plan. The Committee is also responsible for administering the Morgan Products Ltd. Incentive Stock Option Plan (1985) (the "Stock Option Plan"), the Morgan Products Ltd. Convertible Appreciation Rights Plan (the "CAR Plan"), and other compensation programs of the Company.

     The Committee is comprised entirely of Board members. No member of the Committee is eligible to receive awards under any plan administered by the Committee. All members of the Compensation Committee are individuals who are "disinterested administrators" as defined in Rule 16b-3(c) under the Securities Act of 1934 (but see "Compensation Committee Interlocks and Insider Participation").

     The Committee's primary objective in establishing compensation opportunities for the Company's key executive officers is to support the Company's goal of maximizing the value of shareholder interests in the Company. To achieve this objective, the Committee believes it is critical to:

       Hire, develop, reward and retain the most competent executives possible, and to provide compensation opportunities for executives which are competitive in the marketplace.

       Encourage decision-making that enhances shareholder value by providing short-term and long-term incentives that are tied directly to the Company's stock price.

       Pay executives based on competitive levels of incentive compensation, but only after shareholders have been rewarded.

       Promote a close identity of interest between management and shareholders by tying executive pay to increases in shareholder value.

     The Committee targets total pay opportunities at median pay levels of a group of comparable companies. These companies (the "Comparator Companies") are selected based upon their size, industry, and their inclusion in publicly available survey sources. This group is comprised of different companies than those comprising the peer group in the Performance Graph. The Committee does not believe that the companies which are used for purposes of evaluating financial performance are necessarily the same companies against which the Company competes for executive talent.

     The Committee makes all decisions pertaining to the Company's executive compensation programs which promote the objectives detailed above. The Committee believes that the Company's current compensation programs support the Company's business mission, and that such programs are closely linked to the enhancement of shareholder value.

Components of Compensation

  Base Salary

     The Committee annually reviews each executive officer's base salary. Base salaries are determined according to the following factors: requirements under existing employment contracts, comparable levels of pay among executives in similar positions at the Comparator Companies, level of responsibilities, prior experience and breadth of knowledge, and internal pay equity. The Committee does not ascribe any specific weightings to any of the factors described above. However, in all cases, any increases in salary levels are driven by individual job performance.

     Base salaries are targeted at the median levels for the Comparator Companies. Overall, executive salaries were increased at rates less than the increases provided at the Comparator Companies.

     As reflected in the Summary Compensation Table, Mr. Knight's base salary was not increased in 1993. The Committee believes that the Chief Executive Officer's compensation should be heavily influenced by the Company's performance. In determining Mr. Knight's base salary, the Committee considers Mr. Knight's individual performance, his long-term contributions to the success of the Company, and the base salaries of CEOs at the Comparator Companies. In 1993, Mr. Knight's base salary was approximately equal to market levels.

  Annual Incentives

     The Committee believes that the annual incentives of executive officers should be directly tied to improving shareholder value. Consistent with this philosophy, the Executive Performance Incentive Plan (the "Bonus Plan") focuses on increasing shareholder value by establishing targets that are tied directly to the Company's or business unit's attainment of a prespecified cash flow on investment ("CFOI") goal.

     Under this Plan, the executive officers can earn a bonus equal to 40% of their base salary upon attainment of the targeted CFOI goal. The maximum incentive to any executive under the Bonus Plan is equal to 50% of base salary in any one calendar year, and no payment is made if an achievement level of 80% of the targeted CFOI goals is not met.

     No bonuses have been paid to Mr. Knight since he joined the Company in December of 1988. No bonuses were awarded for Company performance under the Executive Performance Incentive Plan for the three fiscal years ended December 31, 1993; however, Joseph G. LaCroix, President of Morgan Distribution, was paid a bonus of 10% of his base compensation in 1991, and a bonus of 8% of his base compensation in 1992 due to specific objectives achieved at the business unit level. Mr. LaCroix received no bonus in 1993.

  Long-Term Incentives

     The Committee believes that long-term incentive awards should be payable only after financial rewards have been delivered to shareholders. Long-term incentives are awarded under the Stock Option Plan and the CAR Plan, discussed below.

     Under the Stock Option Plan, options may be granted at an option price of not less than 85% of the fair market value of the Common Stock on the date of grant. However, with the exception of one grant in a prior year, all options granted to executive officers have been at option prices equal to the fair market value of the Common Stock on the date of the grant. Thus, the options have value only if the stock price appreciates from the date the options are granted. The design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company. Stock options are used as the primary long-term incentive vehicle.

     The size of stock option grants is based primarily on competitive practice and is generally targeted to be at the median of option values granted by the Comparator Companies. The size of the award can be adjusted based on individual factors and historical award data. The Committee's objective is to deliver a competitive award opportunity based on the estimated value of the award granted.

     In 1993, as detailed in the Summary Compensation Table, Mr. Knight received no options. The Committee has determined that Mr. Knight's compensation opportunities should remain constant as long as total compensation fairly reflects overall corporate and individual achievement. Mr. Knight now owns 5,000 shares of the Company's Common Stock, and holds options to purchase an additional 250,000 shares, 216,666 of which are currently exercisable. The Committee believes this equity interest provides an appropriate link to the interests of shareholders.

     In 1992, the Committee approved the introduction of the CAR Plan. It applies to key employees including executive officers and Mr. Knight. This long-term incentive program will pay cash awards based on the appreciation in value of the Company's business units provided overall shareholder value, as reflected by the Company stock price, also increases. Participants in this program, including executive officers and Mr. Knight, are required to commit a portion of their annual bonuses under the Executive Performance Incentive Plan over a five-year period to the purchase of additional appreciation rights. Thus, like share-holders, they are making at-risk investments whose return is tied to shareholder value enhancement. In accordance with the terms of the CAR Plan, no cash awards were paid in 1993.

  Policy With Respect to $1 Million Deduction Limit

     Recently enacted Section 162(m) of the Internal Revenue Code generally limits the Corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Committee has carefully considered the impact of this new tax code provision. At this time, the Committee has determined that the Company is not affected by Section 162(m) because compensation to a single individual does not exceed $1 million. Accordingly, plan design changes are not currently planned in response to this provision.

  Summary

     The Committee believes that the compensation policies summarized above provide increased motivation for executives to enhance the value of the Company for the shareholders' benefit. Significantly, the Committee has assured that shareholders are rewarded for positive performance before executives receive long-term incentive awards. We will continue to monitor the effectiveness of the Company's compensation programs to meet the Company's needs.

Mr. Frank J. Hawley, Jr., Chairman
Mr. Alexander H. Dunbar
Mr. Donald N. Boyce

                             EXECUTIVE COMPENSATION

     The following table (Summary Compensation Table) sets forth information with respect to all cash and non-cash compensation for services rendered to the Company in all capacities for fiscal years 1993, 1992 and 1991, of those persons who were, at December 31, 1993 (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                ANNUAL COMPENSATION (1)                   COMPENSATION
                                         --------------------------------------     ------------------------
                                                                      OTHER         AWARDS OF
      NAME & PRINCIPAL                                                ANNUAL          STOCK       LONG-TERM         ALL OTHER
          POSITION              YEAR      SALARY       BONUS       COMPENSATION      OPTIONS       PAYOUTS       COMPENSATION (5)
- ----------------------------    ----     --------     --------     ------------     ---------     ----------     ----------------
Arthur L. Knight, Jr.           1993     $350,000     $     0       $ 7,795(4)             0        $    0            $7,075
  President, Chief Executive    1992     $350,000     $     0       $ 5,791(4)        50,000        $    0            $6,713
  Officer & Director            1991     $315,169(2)  $     0                              0        $    0            $6,366
Joseph G. LaCroix               1993     $192,556     $     0       $ 7,450(4)             0        $    0            $6,390
  Executive Vice President &    1992     $190,122     $14,372 (3)   $ 6,183(4)        37,500        $    0            $6,423
  President-Distribution        1991     $166,876(2)  $18,002                         30,000        $    0            $5,006
Donald E. Schlegel              1993     $189,519     $     0       $ 5,521(4)             0        $    0            $5,898
  Vice President &              1992     $183,750     $     0       $ 4,919(4)        20,000        $    0            $5,513
  President-Manufacturing       1991     $170,335(2)  $     0                         10,000        $    0            $5,110
Douglas H. MacMillan            1993     $186,923     $     0       $ 5,104(4)             0        $    0            $5,815
  Vice President & Chief        1992     $179,998     $     0       $ 5,094(4)        25,000        $    0            $5,400
  Financial Officer             1991     $ 91,461     $     0                         30,000        $    0            $1,994
Dennis C. Hood                  1993     $118,256     $     0       $ 5,321(4)             0        $    0            $3,682
  Vice President-               1992     $116,496     $     0       $ 4,311(4)        30,000        $    0            $3,495
  Human Resources               1991     $101,969(2)  $     0                         13,000        $    0            $3,059

(1) Includes amounts earned in the respective fiscal year, whether or not deferred.

(2) Amount reflects a 10% base salary reduction voluntarily taken by the executive officers as of April 1, 1991. This reduction was rescinded by the Board of Directors on January 1, 1992.

(3) This amount includes $1,256 required to be used to purchase convertible appreciation rights (see "Description of CAR Plan").

(4) This amount represents amounts paid by the Company for the tax gross-up on amounts included in taxable compensation (other than salary or bonuses).

(5) This amount represents amounts contributed by the Company under Section 401(k) of the Code pursuant to the Profit Sharing Plan.

                             EMPLOYMENT AGREEMENTS

     On February 19, 1992, the Company and Mr. Knight executed an extension of Mr. Knight's prior employment agreement. Pursuant to the new agreement, Mr. Knight will continue to be employed as President and Chief Executive Officer of the Company through December 1, 1994 and will receive an annual base salary of $350,000 which will be continued for fiscal year 1994. Mr. Knight's base salary for 1991 was set at $340,000. However, effective April 1, 1991, Mr. Knight and the other executive officers voluntarily agreed to a 10% reduction in base salary. As a result of the reduction, Mr. Knight's base salary for 1991 was $315,169. Effective January 1, 1992 the Board of Directors rescinded the 10% reduction in base salary for the fiscal 1992 year. Pursuant to the new agreement, Mr. Knight is furnished with the use of a Company automobile, participation in group health, term life insurance and other employee benefit plans available to other executive personnel. He is eligible for four weeks paid vacation in each calendar year. He is also eligible to participate in the Company's Executive Performance Incentive Plan (the "Bonus Plan").

     The Company has entered into agreements with Messrs. LaCroix, Schlegel, MacMillan and Hood, whereby the Company may terminate any of such person's employment at any time provided that the Company pays such person's severance pay. These agreements provide for severance pay equal to one year's base annual salary then in effect, payable monthly over the twelve-month period following the effective date of termination.

     On December 22, 1992, the Board of Directors adopted a special policy providing for severance payments to Messrs. Knight, LaCroix, Schlegel, MacMillan and Hood, in the event of an Acquisition, defined as a change of management or control where (a) at least 35% of the Common Stock is redeemed by the Company, purchased by any person or exchanged for shares in any other corporation, or (b) at least 51% of the Company's assets are acquired by any person, or (c) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, or (d) the Company is merged or consolidated with or into another corporation. Should the employment of any of these executives be terminated within thirty (30) months following an Acquisition, the executive will be paid a severance benefit equal to his monthly base salary then in effect multiplied by thirty (30). Such payment shall be made to the covered executive in cash, in one lump sum within sixty (60) days following termination. Termination shall include any of the following: (i) any reduction in the Covered Executive's annual rate of salary below the amount in effect immediately prior to the Acquisition or any significant reduction in benefits, or (ii) any assignment of new duties that requires the covered executive to relocate his domicile; or (iii) any significant reduction or diminution in the duties, responsibility or position in effect immediately prior to the Acquisition. In addition, the terminated executive would receive a full year's bonus at the targeted level for the year in which the Acquisition occurred, as determined under the Bonus Plan, regardless of whether targeted objectives are ultimately achieved. Further, such terminated executive would receive any unused or accrued vacation pay, and would be eligible to receive those fringe benefits he had been receiving prior to his termination for a period of thirty (30) months.

     In exchange for this severance benefit the covered executive, for a period of twenty-four (24) calendar months after termination shall not, directly or indirectly: (i) use, attempt to use, disclose or otherwise make known to any person or entity knowledge or information including lists of customers or suppliers, trade secrets or similar information and information of a confidential nature including, without limitation, information relating to the business, properties, accounting or similar functions of the Company, (ii) engage or become interested in any business conducted by the Company, and (iii) employ, return or arrange to participate in the employment of any person who is an employee or consultant of the Company or its affiliates.

     Mr. Dale H. Von Behren, Controller and Treasurer, is party to a similar change of control severance agreement to that outlined above, except that the severance benefit shall be for a period of fifteen (15) months and does not include any restrictions after termination.

                       OPTION GRANTS IN LAST FISCAL YEAR

     During the fiscal year ended December 31, 1993, no options were granted to the individuals listed in the Summary Compensation Table.

               OPTION EXERCISES IN 1993 AND YEAR END OPTION VALUE

     The following table sets forth certain information as to the individuals listed in the Summary Compensation Table with regard to stock options exercised during the fiscal year and year end option value as of December 31, 1993.

                                                                        TOTAL NUMBER OF              VALUE OF UNEXERCISED
                                           NUMBER OF                  UNEXERCISED OPTIONS            IN THE MONEY OPTIONS
                                            SHARES                  HELD AT FISCAL YEAR END        HELD AT FISCAL YEAR END
                                          ACQUIRED ON    VALUE     --------------------------   ------------------------------
                  NAME                     EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE  EXERCISABLE (1)   UNEXERCISABLE
- ----------------------------------------  -----------   --------   -----------   ------------   ---------------   ------------
Arthur L. Knight, Jr. ..................       0           $0        216,666        33,334          $     0            $0
Joseph G. LaCroix.......................       0           $0         50,000        25,000          $67,500            $0
Donald E. Schlegel......................       0           $0         46,666        13,334          $22,500            $0
Douglas H. MacMillan....................       0           $0         38,333        16,667          $     0            $0
Dennis C. Hood..........................       0           $0         30,500        20,000          $29,250            $0

(1) Total value of vested options based on the closing price on the New York Stock Exchange of $8.875 as of December 31, 1993.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1993

     As discussed in the Compensation Committee Report, in 1992 the Compensation Committee and the Board of Directors approved a new long-term incentive plan, the Morgan Products Ltd. 1992 Convertible Appreciation Rights Plan (the "CAR Plan"). Individuals eligible to participate are considered key employees of the Company and include the individuals listed in the Summary Compensation Table. No awards were made to the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 1993.

                            DESCRIPTION OF CAR PLAN

     The following description of the CAR Plan is qualified in its entirety by reference to the full text of the CAR Plan, a copy of which is on file with the Securities and Exchange Commission.

     Selection to participate is subject to the approval of the Compensation Committee. If a key employee elects to participate and such participant is not an executive officer of the Company, the participant shall receive an initial grant of convertible appreciation rights ("CARs") having an aggregate beginning value ranging from fifty percent (50%) to seventy-five percent (75%) of the sum of such participant's base pay and target annual cash bonus. In the case of executive officers of the Company (including the named individuals above) the aggregate beginning value of the initial grant of CARs shall equal fifty percent (50%) of the sum of such executive officer's base pay plus target annual cash bonus. The initial Business Unit value is established by the Compensation Committee in accordance with CAR Plan guidelines. The initial grant of CARs requires no payment on the part of the participant. The CARs granted and Business Unit values are designated based on the business unit employing the participant.

     In addition, each participant must commit to receive an additional number of CARs in lieu of a portion of such participant's annual cash bonus earned over the five (5) year period following the initial CAR grant. The aggregate amount of such additional CARs will be an amount equal to such participant's initial CAR grant and will have the same initial Business Unit value as the CARs granted pursuant to the initial CAR grant.

     Beginning with the fiscal year ended December 31, 1992, an annual Business Unit and Company valuation will be conducted according to guidelines established by the CAR Plan. This valuation shall determine the value of all outstanding CARs. The difference between the annual valuation and the initial Business Unit value shall determine the value of each CAR. The Compensation Committee may, at its sole discretion, adjust such valuation at the beginning of and/or for any Plan year.

     From the date of grant, subject to certain exceptions, the CARs shall become vested after 3 years at 50%, after 4 years at 75% and 5 years at 100%. The value of all vested CARs shall be paid to participants in cash or its equivalent, within ninety (90) days following the last day of a Plan year in which the CARs vest. However, no participant shall receive a payout unless the value of the Company as a whole has increased from the initial value in the year in which the individual became eligible to participate. As of December 31, 1993, a total of 28 individuals, including the named individuals, are participants in the CAR Plan.

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S & P Composite - 500 Stock Index and a Peer Group Index. The Peer Group consists of Masco Corporation, Ply-Gem Industries, Inc., T.J. International, Inc., and Nortek, Inc. Management believes that the Peer Group sells to similar customers and that their financial performance is similarly influenced by the residential construction and repair and remodeling markets.

 Measurement Period                   Morgan
(Fiscal Year Covered)              Products LTD      Peer Group        S&P 500
- -----------------------           ---------------   -------------    ----------
1988                                       100             100             100
1989                                     69.49           97.92          131.59
1990                                     44.07           70.05          127.49
1991                                     48.31           97.70          166.17
1992                                     49.15          125.95          178.81
1993                                     60.17          167.12          196.75

     Assumed $100.00 invested on December 31, 1988. Total return assumes reinvestment of dividends.

                              CERTAIN TRANSACTIONS

     See "Compensation Committee Interlocks and Insider Participation" for a discussion of Certain Transactions.

                       2. INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse, independent accountants, to examine the financial statements of the Company for the fiscal year ending December 31, 1994. In accordance with a resolution of the Board of Directors, this selection is being presented to the stockholders for ratification at the Meeting.

     A representative of Price Waterhouse will attend the Meeting and will be available to respond to appropriate questions; however, no statement shall be made by such representative on behalf of the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS BEING FURNISHED TO STOCKHOLDERS WITH THIS PROXY STATEMENT (EXCEPT FOR EXHIBITS). ADDITIONAL COPIES MAY BE OBTAINED BY STOCKHOLDERS UPON WRITTEN REQUEST SENT TO INVESTOR RELATIONS, MORGAN PRODUCTS LTD., 75 TRI-STATE INTERNATIONAL, SUITE 222, LINCOLNSHIRE, ILLINOIS 60069.

                                 OTHER MATTERS

     The Company will bear the cost of solicitation of proxies. In addition, officers, directors, and other employees of the Company may, without additional remuneration, solicit proxies from stockholders in person and by mail, telegram, telephone, telophase, or teletype. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses by the Company.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the Company's 1995 Annual Meeting of Stockholders is advised that in order for such proposal to be included in the Board of Directors' proxy material for such meeting, the proposal must be directed to the Secretary of the Company at its principal executive offices such that it is received not later than November 30, 1994, and the proposal must meet certain eligibility requirements of the Securities and Exchange Commission.

                                          By Order of the Board of Directors


                                          /s/ DOUGLAS H. MACMILLAN
Dated: March 25, 1994                     DOUGLAS H. MACMILLAN
Lincolnshire, Illinois                    Secretary

COMMON STOCK                 MORGAN PRODUCTS LTD.               PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING TO BE HELD MAY 18, 1994


The undersigned hereby appoints Arthur L. Knight, Jr., Douglas H. MacMillan and Dale H. Von Behren, individually, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Morgan Products Ltd. held of record by the undersigned on March 21, 1994 at the annual meeting of stockholders to be held on May 18, 1994 or any adjournment or postponement thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY

                         USING THE ENCLOSED ENVELOPE

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /


                                                          FOR ALL
                                                         (Except
                                                         Nominee(s)    2. Ratification of appointment of     For   Against   Abstain
Election of Directors-              For    Withhold    written below)     Price Waterhouse as independent    / /    / /      / /
Nominees: F.J. Hawley, Jr.,         / /    / /         / /                Public Accountants.
A.L. Knight, Jr., J.S. Crowley,
A.M. Dunbar, H.G. Haas, W.R.
Holland                                                                   This Proxy when properly executed will be
                                                                          voted in the manner directed herein by the
                                                                          undersigned stockholder. If no direction is
                                                                          made, this proxy will be voted "FOR all
                                                                          nominees" in Proposal 1, and "FOR" Proposal 2.
                                                                          The Board of Directors recommends a vote "FOR
                                                                          all nominees" in Proposal 1, and "FOR"
                                                                          Proposal 2.

                                                                          Please sign exactly as name appears hereon.
                                                                          Joint owners should each sign.  Where
                                                                          applicable, indicate official position or
                                                                          representative capacity.

                                                                          Dated: _____________________________, 1994

                                                                          Signature(s): ____________________________

                                                                          __________________________________________
